EX-99.1 REVISED BUSINESS DISCUSSION

PART I

ITEM 1. BUSINESS
Except as expressly indicated or unless the context otherwise requires, the “Company,” “Avis Budget,” “we,” “our” or “us” means Avis Budget Group, Inc. and its subsidiaries. “Avis,” “Budget,” “Budget Truck,” “Zipcar,” “Payless” and “Apex” refer to our Avis Rent A Car System, LLC, Budget Rent A Car System, Inc., Budget Truck Rental, LLC, Zipcar, Inc., Payless Car Rental and Apex Car Rentals operations, respectively, and, unless the context otherwise requires, do not include the operations of our licensees, as further discussed below.
Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K. For significant developments since the filing of the 2014 Form 10-K, refer to Avis Budget Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

OVERVIEW

We are a leading global provider of vehicle rental and car sharing services, operating three of the most recognized brands in the industry through Avis, Budget and Zipcar. We are a leading vehicle rental operator in North America, Europe, Australia, New Zealand and certain other regions we serve. We and our licensees operate the Avis and Budget brands in approximately 175 countries throughout the world. We generally maintain a leading share of airport car rental revenue in North America, Europe, Australia and New Zealand and we operate one of the leading truck rental businesses in the United States.

Our brands are differentiated to help us meet a wide range of customer needs throughout the world. Avis is a leading rental car supplier positioned to serve the premium commercial and leisure segments of the travel industry, and Budget is a leading rental vehicle supplier focused primarily on more value-conscious segments of the industry. On average, our rental fleet totaled more than 545,000 vehicles and we completed more than 35 million vehicle rental transactions worldwide in 2014. We generate approximately 67% of our vehicle rental revenue from on-airport locations and approximately 33% of our revenue from off-airport locations. We also license the use of the Avis and Budget trademarks to licensees in areas in which we do not operate directly. Our brands have an extended global reach with more than 10,000 car and truck rental locations throughout the world, including approximately 4,700 car rental locations operated by our licensees. We believe that Avis and Budget both enjoy complementary demand patterns with mid-week commercial demand balanced by weekend leisure demand.

Our Zipcar brand, which we acquired in 2013, is the world’s leading car sharing company, with more than 915,000 members in the United States, Canada and Europe. We operate Budget Truck, one of the leading truck rental businesses in the United States, with a fleet of approximately 22,000 vehicles that operate through a network of approximately 1,150 dealer-operated and 400 Company-operated locations throughout the continental United States. We also own Payless, a car rental brand that we acquired in 2013 that operates in the deep-value segment of the industry, and Apex, which is a leading deep-value car rental brand in New Zealand and Australia. We also have investments in certain of our Avis and Budget licensees outside of the United States, including licensees in Brazil, India and China.

COMPANY HISTORY

The Company is a Delaware corporation headquartered in Parsippany, New Jersey. We operate three of the most recognized brands in the global vehicle services industry through Avis, Budget and Zipcar, as well as Budget Truck, one of the leading truck rental businesses in the United States, and smaller regional car rental brands. Our predecessor company was formed in 1974, and in 1997 merged with HFS Incorporated, and the combined company was subsequently renamed Cendant Corporation. HFS acquired the Avis brand in 1996, and in 2001 Cendant acquired Avis’ vehicle rental operations in North America, Australia and New Zealand.

Founded in 1946, Avis is believed to be the first company to rent cars from airport locations. Avis expanded its geographic reach throughout the United States through growth in licensed and Company-operated locations in the 1950s and 1960s. In 1963, Avis introduced its award winning “We try harder®” advertising campaign, which is considered to be one of the top ten advertising campaigns of the 20th century by Advertising Age magazine.

In 2002, Cendant acquired the Budget brand and Budget vehicle rental operations in North America, Australia and New Zealand. Budget was founded in 1958 as a car rental company for the value-conscious vehicle rental customer and grew its business rapidly during the 1960s, expanding its rental car offerings throughout North America and significantly expanding its Budget truck rental business in the 1990s.

In 2006, Cendant completed the sales and spin-offs of several significant subsidiaries and changed its name to Avis Budget Group, Inc. In 2011, we expanded our international operations with the acquisition of Avis Europe, which was previously an independently-owned licensee operating the Avis and Budget brands in Europe, the Middle East and Africa, and the Avis brand in Asia. Upon the completion of the acquisition of Avis Europe, the Avis and Budget brands were globally re-united under a single company, making Avis Budget Group one of the largest vehicle rental companies in the world.

In 2013, we acquired Zipcar, the world’s leading car sharing company, and further increased our growth potential and our ability to better serve a greater variety of our customers’ transportation needs. In 2012 and 2013, we also acquired our Apex and Payless brands, which allowed us to expand our presence in the deep-value segment of the car rental industry. In 2014, we also acquired our long-standing Budget licensee for Southern California and Las Vegas, which further expanded our Company-operated locations in the United States.

We have a long history of innovation in the vehicle rental and car sharing business, including the 1973 launch of our proprietary Wizard system, a constantly updated information-technology system that is the backbone of our operations. In 1987, we introduced the Roving Rapid Return, powered by a handheld computer device that allowed customers to bypass the car return counter, and in 1996, we became one of the first car rental companies to accept online reservations. In 2000, we introduced Avis Interactive, the first Internet-based reporting system in the car rental industry. In 2009, we launched what we believe to be the first car rental iPhone application in the United States, and in 2012, we believe that our Avis brand became the first in the industry to offer mobile applications to its customers on all four major mobile platforms — Android, BlackBerry, iPhone and Microsoft Windows. In 2014, we continued to expand our use of new yield management systems, which the Company designed to help optimize its decision-making with respect to pricing and fleet management. Our Zipcar operations have been a constantly innovating pioneer in using advanced vehicle technologies as the first car sharing company in the United States to develop a self-service solution to managing the complex interactions of real-time, location-based activities inherent in a large-scale car sharing operation, including new member application, reservations and keyless vehicle access, fleet management and member management. Zipcar was also the first to allow members to reserve the specific make, model and type of car by phone, Internet or wireless mobile device.

Since becoming an independent vehicle rental services company in 2006, we have focused on strengthening our brands, our operations, our competitiveness and our profitability. In conjunction with these efforts, we have implemented process improvements impacting virtually all areas of the business; realized significant cost savings through the integration of acquired businesses with our pre-existing operations; achieved reductions in operating and selling, general and administrative expenses, including significant reductions in staff; assessed location, segment and customer profitability to address less-profitable aspects of our business; implemented price increases and changes to our sales, marketing and affinity programs to improve profitability; and sought to better optimize our acquisition, deployment and disposition of fleet in order to lower costs and better meet customer demand.

SEGMENT INFORMATION

We categorize our operations into two reporting segments:

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Americas, provides and licenses the Company's brands to third parties for vehicle rentals and ancillary products and services in North America, South America, Central America and the Caribbean, and operates the Company’s car sharing business in certain of these markets; and

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International, provides and licenses the Company’s brands to third parties for vehicle rentals and ancillary products and services primarily in Europe, the Middle East, Africa, Asia, Australia and New Zealand, and operates the Company’s car sharing business in certain of these markets.

The following table presents key operating metrics for each of our reporting segments:

	Total 2014 Rental Days	Average 2014 Time and Mileage (“T&M”) Revenue per Day	Average 2014 Rental Fleet Size
Americas	96 million	$41.27	373,000
International	36 million	$41.49	140,000
	132 million		513,000
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Note: Operating metrics exclude Zipcar and U.S. truck rental operations.

The following graphs present the composition of our rental days and our average rental fleet in 2014, by segment:

Composition of 2014 Rental Days	Composition of 2014 Rental Fleet

Financial data for our segments and geographic areas are reported in Note 19—Segment Information to our Consolidated Financial Statements included in Item 15(A)(1) of this Current Report on Form 8-K.

OUR STRATEGY

Our objective is to focus on strategically accelerating our growth, strengthening our global position as a leading provider of vehicle rental services, continuing to enhance our customers’ rental experience, and controlling costs and driving efficiency throughout the organization. We expect to achieve our goals by focusing our efforts on the following core strategic initiatives:

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Strategically Accelerate Growth. We have pursued and will continue to pursue numerous opportunities intended to increase our revenues and make disproportionate contributions to our earnings. For instance:

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We are focused on promoting car class upgrades, adjusting our mix of vehicles to match customer demand, growing our rentals to small-business and international travelers, increasing the number of rentals that customers book through our own websites, increasing the proportion of transactions in which customers prepay us, and expanding our ancillary revenues derived from offering additional ancillary products and services to the rental transactions of an increasing percentage of our customers. We believe these efforts will each not only generate incremental revenue, but also add to profitability.

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We are focused on yield management and pricing optimization in an effort to increase the rental fees we earn per rental day. We have implemented, and plan to continue to implement, new technology systems that strengthen our yield management and enable us to tailor our product and price offerings not only to meet our customers’ needs, but also in response to actions taken by our competitors. We expect to continue to adjust our pricing to bolster profitability and match changes in demand.

◦	We see significant growth opportunities related to our Zipcar brand. We expect to increase our Zipcar membership base by growing the number of businesses, government agencies and universities that Zipcar serves within its existing markets, as well as expanding the brand into new markets where our existing car rental presence will help enable the introduction of Zipcar’s car sharing services. We expect that such growth will include making more Zipcars available at airport locations, offering one-way usage of Zipcars at certain locations, cross-marketing partnerships through our well-established corporate and affinity relationships and expanding our car sharing footprint outside of the United States.

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We continue to focus on addressing the need of the deep-value segment of the vehicle rental industry with Payless and Apex and look to increase our profitability in this segment as we grow our revenues.

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Strengthening Our Global Position. While we currently operate, either directly or through licensees, in approximately 175 countries around the world, we have strengthened and will continue to strengthen and further expand our global footprint through organic growth and potentially through acquisitions, joint ventures, licensing opportunities or other relationships:

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In countries where we have Company-operated locations, we will continue to identify opportunities to add new rental locations, to grant licenses to independent third parties for regions where we do not currently operate and/or do not wish to operate directly, to strengthen the presence of the Avis, Budget, Zipcar, Apex and Payless brands (including by multi-branding locations), as applicable, and to re-acquire previously granted license rights in certain cases.

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In countries operated by licensees, including our joint ventures in Brazil and China, we will seek to ensure that our licensees are well positioned to realize the growth potential of our brands in those countries and are aggressively growing their presence in those markets, and we expect to consider the re-acquisition of previously granted license rights in certain cases.

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Zipcar represents a substantial growth opportunity for us as we believe that there are numerous geographic markets outside the United States, particularly in Europe and the Asia-Pacific region, where Zipcar’s proven car sharing model can be utilized to meet substantial, currently unmet transportation needs.

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Enhancing Customers’ Rental Experience. We are committed to serving our customers and enhancing their rental experience, including through our Customer Led, Service Driven™ initiative, which is aimed at improving our customers’ rental experience with our brands, our systems and our employees. Following an extensive review of the ways, places and occasions in which our brands, our systems and our employees interact with existing and potential customers, we have implemented actions that we expect will improve the service we provide at these customer “touch points.” For example:

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We offer Avis Preferred Select & Go™, a vehicle-choice program for customers, and have revised our rental agreements and receipts to improve transparency, introduce mobile applications and significantly expanded customer-service-oriented training of our employees, achieving significant increases in customer satisfaction.

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We continue to upgrade our technology, to make the reservation, pick-up and return process more convenient and user-friendly, with a particular emphasis on enabling and simplifying our customers’ online interactions with us.

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We have significantly expanded our tracking of customer-satisfaction levels so that we now receive location-specific feedback from more than 1 million customers annually, and we have implemented numerous service and process changes in response to this feedback.

We expect to continue to invest in these efforts.

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Controlling Costs and Driving Efficiency throughout the Organization. We have continued our efforts to rigorously control costs. We continue to aggressively reduce expenses throughout our organization, and we have consistently eliminated or reduced significant costs through the integration of acquired businesses. In addition:

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We continued to develop and implement our Performance Excellence process improvement initiative to increase efficiencies, reduce operating costs and create sustainable cost savings using LEAN, Six Sigma and other tools. This initiative, which we have expanded to cover our operations in Europe and the Asia-Pacific region, has generated substantial savings since its implementation and is expected to continue to provide incremental benefits.

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In 2014, we took actions to further streamline our administrative infrastructure through the launch of a restructuring program that will increase the global standardization and consolidation of non-rental-location functions over time.

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We have implemented initiatives to integrate Payless and Zipcar, to realize cost efficiencies from combined maintenance, systems, technology and administrative infrastructure, as well as fleet utilization benefits and savings by combining our car rental and car sharing fleets at times to reduce the number of unutilized Zipcars during the week and to better satisfy Zipcar’s unmet weekend demand.

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We have also continued to implement technology solutions, including self-service voice reservation technology, mobile communications with customers and fleet optimization technologies to reduce costs, and we will further continue to pursue innovative solutions to support our strategic initiatives.

We believe such steps will continue to aid our financial performance.

In executing our strategy, we plan to continue to position our distinct and well-recognized global brands to focus on different segments of customer demand, complemented by our other brands in their respective regional markets. With Avis as a premium brand preferred more by corporate and upscale leisure travelers, Budget as a mid-tier brand preferred more by value-conscious travelers, Payless and Apex as deep-value brands and Zipcar offering its members an economical alternative to car ownership, we believe we are able to target a broad range of demand, particularly since the brands share the same operational and administrative infrastructure while providing differentiated though consistently high levels of customer service.

We aim to provide products, services and pricing, to use various marketing channels and to maintain marketing affiliations and corporate account contracts that complement each brand’s positioning. We plan to continue to invest in our brands through a variety of efforts, including television commercials, print advertisements and on-line and off-line marketing. We see particular growth opportunities for our Budget brand in Europe, as Budget’s share of airport car rentals is significantly smaller in Europe than in other parts of the world, and for Zipcar internationally, where the brand’s proven car sharing model can be expanded into numerous geographic markets.

We operate in a highly competitive industry and we expect to continue to face challenges, including uncertain economic conditions, particularly outside of the United States. We seek to mitigate our exposure to risks in numerous ways, including delivering upon the core strategic initiatives described above and through continued optimization of fleet levels to match changes in demand for vehicle rentals, maintenance of liquidity to fund our fleet and our operations, and adjustments in the size, nature and terms of our relationships with vehicle manufacturers.

OUR BRANDS AND OPERATIONS

OUR BRANDS

Our Avis, Budget and Zipcar brands are three of the most recognized brands in our industry. We believe that we enjoy significant benefits from operating our Avis and Budget brands to target different rental customers but share the same maintenance facilities, fleet management systems, technology and administrative infrastructure. In addition, we are able to recognize significant benefits and savings by combining our car rental and car sharing maintenance activities and fleets at times to reduce the number of unutilized cars and to meet demand peaks. We believe that Avis, Budget and Zipcar all enjoy complementary demand patterns with mid-week commercial demand balanced by weekend leisure demand. We also operate the Apex and Payless brands, which operate in the deep-value segment of the car rental industry and augment our Avis, Budget and Zipcar brands.

Avis

Avis is a leading rental car supplier positioned to serve the premium commercial and leisure segments of the travel industry. The Avis brand provides high-quality car rental services at price points generally above non-branded and value-branded national car rental companies. We operate or license the Avis car rental system (the “Avis System”), one of the largest car rental systems in the world, comprised of approximately 5,450 locations worldwide, including in virtually all of the largest commercial airports and cities in the world.

We operate approximately 2,550 Avis car rental locations worldwide, in both the on-airport and off-airport, or local, rental markets. In 2014, our Avis operations generated total revenue of approximately $5.3 billion, of which approximately 62% (or $3.3 billion) was derived from operations in the Americas. In addition, we license the Avis brand to other independent commercial owners in approximately 2,900 locations throughout the world. In 2014, approximately 73% of the Avis System total revenue was generated by our Company-operated locations and the remainder was generated by locations operated by independent licensees, which generally pay royalty fees to us based on a percentage of applicable revenue.

The table below presents the approximate number of locations that comprise the Avis System:

	Avis System Locations
	Americas	International	Total
Company-operated locations	1,550	1,000	2,550
Licensee locations	800	2,100	2,900
Total Avis System Locations	2,350	3,100	5,450

The graphs below present the approximate composition of the Americas Avis System revenue and Global Avis System revenue in 2014:

Composition of Americas Avis System Revenue	Composition of Global Avis System Revenue

In 2014, Avis derived approximately $2.0 billion and $1.8 billion (or 53% and 47%) of its vehicle rental revenue from commercial and leisure customers, respectively, and $2.6 billion and $1.2 billion (or 69% and 31%) of its vehicle rental revenue from customers renting at airports and locally, respectively.

We offer Avis customers a variety of premium services, including:

•	Avis Preferred, a counter bypass program available at major airport locations;

•	Avis Preferred Select & Go, a service that allows customers at certain locations to select an alternate vehicle or upgrade their vehicle choice without visiting the rental counter;

•	Avis Signature Series, a selection of luxury vehicles;

•	rental of portable GPS navigation units and in-dash satellite radio service;

•	availability of premium, sport and performance vehicles as well as eco-friendly vehicles, including gasoline/electric hybrids;

•	roadside assistance;

•	emailed receipts;

•	a 100% smoke-free car rental fleet in North America;

•	electronic toll collection services that let customers pay highway tolls without waiting in toll booth lines;

•	amenities such as Avis Access, a full range of special products and services for drivers and passengers with disabilities;

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Avis Interactive, a proprietary management tool that allows corporate clients to easily view and analyze their rental activity via the Internet, permitting these clients to better manage their travel budgets and monitor employee compliance with applicable travel policies;

•	customer loyalty programs; and

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supporting online interactions with our customers through each of the four major mobile platforms – Android, Apple, BlackBerry and Microsoft Windows – which Avis in 2012 became the first car rental company to offer.

In 2014, Avis was named World’s Leading Car Rental Company by the World Travel Awards, and received numerous other awards. Avis was also again named the leading car rental company in customer loyalty in the Brand Keys Customer Loyalty Engagement Index for the 15th consecutive year.

Budget

Budget is a leading rental car supplier focused primarily on more value-conscious segments of the industry. We operate or license the Budget vehicle rental system (the “Budget System”), which is comprised of approximately 3,500 car rental locations and represents one of the largest car rental systems in the world. The Budget System encompasses locations at most of the largest airports and cities in the world.

We operate approximately 1,700 Budget car rental locations worldwide. In 2014, our Budget car rental operations generated total revenue of approximately $2.3 billion, of which 82% (or $1.9 billion) was derived from operations in the Americas. We also license the Budget System to independent business owners who operate approximately 1,800 locations worldwide. In 2014, approximately 68% of the Budget System total revenue was generated by our Company-operated locations with the remainder generated by locations operated by independent licensees, which generally pay royalty fees to us based on a percentage of applicable revenue.

The table below presents the approximate number of locations that comprise the Budget System:

	Budget System Locations
	Americas	International	Total
Company-operated locations	1,100	600	1,700
Licensee locations	600	1,200	1,800
Total Budget System Locations	1,700	1,800	3,500

The graphs below present the approximate composition of the Americas Budget System revenue and Global Budget System revenue in 2014:

Composition of Americas Budget System Revenue	Composition of Global Budget System Revenue

In 2014, Budget derived approximately $445 million and $1.2 billion (or 27% and 73%) of its vehicle rental revenue from commercial and leisure customers, respectively, and $1.2 billion and $413 million (or 75% and 25%) of its vehicle rental revenue from customers renting at airports and locally, respectively. Budget’s European revenues increased $51 million (or 26%) in 2014.

Budget offers its customers several products and programs similar to Avis, such as portable GPS navigation units, roadside assistance, electronic toll collection, emailed receipts and refueling options, as well as special rental rates for frequent renters and Budget’s Fastbreak service, an expedited rental service for frequent travelers.

In 2014, Budget received numerous awards, including an award for its loyalty program, Unlimited Budget®, which was selected by Travel Weekly as a 2014 Gold Magellan Award Winner, for having one of the best loyalty programs in the travel industry.

Zipcar

Founded in 2000, Zipcar operates the world’s leading membership-based car sharing network that provides “wheels when you want them” to over 915,000 members, also known as “Zipsters,” in 30 major metropolitan areas and over 400 college campuses in the United States, Canada and Europe. Zipcar provides its members self-service vehicles in reserved parking spaces located in residential neighborhoods, business districts, college campuses, business office complexes and airports.
Our members may reserve vehicles by the hour or by the day at rates that include gasoline, insurance and other costs associated with vehicle ownership, and they can make their reservations through Zipcar’s reservation system, which is available by phone, Internet or through the Zipcar application on their smartphone. Our members generally have the flexibility to choose from over 25 makes and models of Zipcar vehicles that they want depending on their specific needs and desires for each trip and the available Zipcars in their neighborhoods. The flexibility and affordability of our service, as well as broader consumer trends toward responsible and sustainable living, provide a significant platform for future growth.
Prior to our acquisition of Zipcar in March 2013, Zipcar designed its operations to be scalable through a distributed self-service fleet of vehicles. We continue to make substantial investment in refining, innovating and improving Zipcar’s operations and fleet management systems and integrating certain elements of Zipcar’s operations and fleet into our business. We believe that the experience that we have gained and continue to accumulate while scaling and operating our network is a key advantage, informing our decisions regarding our existing operations and services as well as our plans for expansion.
Zipcar offers its members the freedom of on-demand access to a fleet of vehicles at any hour of the day or night, in their neighborhood or in any of our Zipcar cities and locations, without the costs or hassles of vehicle ownership. Benefits to members include:

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Cost-effective alternative to car ownership - Members pay for time they reserve the vehicle and have no responsibility for the additional costs and hassles associated with car ownership, including parking, gasoline, taxes, registration, insurance, maintenance and lease payments.

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Convenience and accessible fleet - Zipcars are interspersed throughout local neighborhoods where they are parked in reserved parking spaces and garages within an easy walk of where our members live and work. Members can book a designated vehicle online, by phone or via their mobile device, unlock the selected vehicle using a keyless entry card (called a “Zipcard”), and drive away. Because each Zipcar has a designated parking space, members are spared the often time-consuming undertaking of finding an available parking spot.

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Freedom and control - Unlike public transportation, which operates on fixed routes and schedules, we provide our members with much of the freedom associated with car ownership. Like car owners, our members can choose when and where they want to drive. They also have the added benefit of being able to choose, based upon the readily available Zipcars in their neighborhoods, the make, model, and type of vehicle they want to drive based on their specific needs and desires for each trip.

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Responsible and sustainable living - We are committed to providing our members with socially responsible, sustainable alternatives that support the global environment, their communities and city livability. Studies show that car sharing reduces the number of miles driven, the number of vehicles on the road and carbon emissions.

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Zipcar for Universities - We provide college students, faculty, staff and local residents living in or near rural and urban campuses with access to Zipcars. Zipcars are located on over 400 college and university campuses. Our program for universities helps university administrators maximize the use of limited parking space on campus and reduce campus congestion while providing an important amenity for students, faculty, staff and local residents. In some cases, Zipcar is the only automobile transportation available to students, since many traditional rental car services have higher age restrictions.

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Zipcar for Business and Zipcar for Government - We offer special programs to businesses, federal agencies and local governments seeking to save money, meet environmental sustainability goals and reduce parking requirements. We offer reduced membership fees and weekday driving rates to employees of companies, federal agencies and local governments that sponsor the use of Zipcars. We have also partnered with residential property managers and developers who provide their commercial and residential tenants with access to Zipcar memberships and Zipcars.

In 2014, the Zipcar brand continued to be recognized as the leading car sharing services provider in the world and for the quality of the customer experience it offers.

Budget Truck

Our Budget Truck rental business is one of the largest local and one-way truck rental businesses in the United States. At December 31, 2014, Budget Truck has a fleet of approximately 22,000 vehicles that are rented through a network of approximately 1,150 dealers and 400 Company-operated locations throughout the continental United States. These dealers are independently-owned businesses that generally operate other retail service businesses. In addition to their principal businesses, the dealers rent our light- and medium-duty trucks to consumers and to our commercial accounts and are responsible for collecting payments on our behalf. The dealers receive a commission on all truck and ancillary equipment rentals. The Budget Truck rental business serves both the consumer and light commercial sectors. The consumer sector consists primarily of individuals who rent trucks to move household goods on either a one-way or local basis. The light commercial sector consists of a wide range of businesses that rent light- to medium-duty trucks, which we define as trucks having a gross vehicle weight of less than 26,000 pounds, for a variety of commercial applications.

Other Brands

Our Payless brand, which we acquired in July 2013, is a leading rental car supplier positioned to serve the deep-value segment of the car rental industry. We operate or license the Payless brand, which is comprised of approximately 160 vehicle rental locations worldwide, including approximately 60 Company-operated locations and approximately 100 locations operated by licensees. All Company-operated Payless locations are in the United States at or near major airport locations. Payless’ base T&M fees are often lower than those of larger, more established brands, but Payless has historically achieved a greater penetration of ancillary products and services with its customers. The Payless business model allows the Company to extend the life cycle of a portion of our fleet, as we “cascade” certain vehicles that exceed certain Avis and Budget age or mileage thresholds to be used by Payless.

Our Apex brand, which we acquired in 2012, operates primarily in the deep-value segment of the car rental industry in New Zealand and Australia, where we have approximately 19 Apex rental locations. Apex operates its own rental fleet, separate from Avis and Budget vehicles and generally older and less expensive than vehicles offered by Avis, Budget and other traditional car rental companies. Apex generates substantially all of its reservations through its proprietary websites and contact centers and typically has a greater than average length of rental. The substantial majority of Apex locations are at or near major airport locations.

RESERVATIONS, MARKETING AND SALES

Reservations

Our customers can make Avis, Budget, Budget Truck, Payless and Apex vehicle rental reservations through our brand-specific websites and through our toll-free reservation centers, by calling a specific location directly, through brand-specific mobile applications, through online travel agencies, through travel agents or through selected partners, including many major airlines. Travel agents can access our reservation systems through all major global distribution systems (“GDSs”), which provide information with respect to rental locations, vehicle availability and applicable rate structures.

Our Zipcar members may reserve cars by the hour or by the day through Zipcar’s reservation system, which is accessible by phone, Internet or through the Zipcar application on their smartphone. We also provide two-way SMS texting, enabling us to proactively reach out to members during their reservation via their mobile device to manage their reservation, including instant reservation extension.

In 2014, we generated approximately 30% of our vehicle rental reservations through our brand-specific websites, 12% through our contact centers, 27% through GDSs, 10% through online travel agencies, 10% through direct-connect technologies and 11% through other sources. Virtually all of our Zipcar car sharing reservations were generated online or through our Zipcar mobile applications. We use a voice reservation system that allows customers to conduct certain transactions such as confirmation, cancellation and modification of reservations using self-service interactive voice response technology. In addition to our Zipcar mobile applications, we have also developed Avis and Budget mobile applications for the Android, Apple, BlackBerry and Microsoft Windows, allowing our customers to more easily manage their car rental reservations on their mobile devices.

Marketing and Sales

We support our Avis, Budget, Budget Truck, Zipcar and other brands through a range of marketing channels and campaigns, including traditional media, such as television, radio and print advertising, as well as Internet and email marketing and wireless mobile device applications. In 2012 and 2013, we developed new global brand propositions and visual identities, including new brand logos for Avis and Budget, to evolve and refine each brand’s differentiated market position. This evolution builds upon our brands’ heritage and service legacy while driving global consistency across our regions. We have also implemented a customer relationship management system that will enable us to deliver more targeted and relevant offers to customers across both online and offline channels and will allow our customers to benefit through better and more relevant marketing, improved service delivery and loyalty programs that reward frequent renters with free rental days and car class upgrades.

We use social media to promote our brands and to provide our customers with the tools to interact with our brands electronically. Avis, Budget, Payless and Zipcar maintain Facebook pages and Twitter accounts, with an increase in total followers of over 40% during 2014. We also use digital marketing activities to drive international reservations.

In addition to our social and digital media efforts, our Zipcar brand also focuses on localized marketing initiatives, which entails low-cost, word-of-mouth marketing of its services and the use of marketing “brand ambassadors” that target potential members at the local level. These efforts highlight simple messages that communicate the benefits of “wheels when you want them.” Zipcar members also actively recruit new members as incentivized by Zipcar’s member referral program, which awards driving credit for new member referrals.

In 2014, we retained approximately 97% of our existing commercial contracts in the Americas and maintained, expanded or entered into marketing alliances with key marketing partners that include brand exposure and cross-

marketing opportunities for each of the brands involved. For example, as the “Official Rental Car of the PGA TOUR,” Avis promoted its products and services to millions of golf enthusiasts worldwide through prominent advertising placements in PGA TOUR television broadcasts, scoreboards at tournaments, online media channels and additional official partner channels.

We continue to maintain strong links to the travel industry and we expanded or entered into marketing alliances with numerous marketing partners in 2014:

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We maintain marketing partnerships with many major airlines, including Air Canada, Air France, Air New Zealand, American Airlines, British Airways, Frontier Airlines, Iberia, Japan Airlines, JetBlue Airlines, KLM, Lufthansa, Qantas, SAS, Southwest Airlines and Virgin America.

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We maintain marketing partnerships with several major hotel companies, including Best Western International, Inc., Hilton Hotels Corporation, Hyatt Corporation, MGM Resorts International, Radisson Hotels and Resorts, Starwood Hotels and Resorts Worldwide, Inc. and Wyndham Wordwide.

•	We offer customers the ability to earn frequent traveler points with many major U.S. and European airlines’ and hotels’ frequent traveler programs.

In 2014, approximately 64% of vehicle rental transactions from our Company-operated Avis locations were generated by travelers who rented from Avis under contracts between Avis and the travelers’ employers or through membership in an organization with which Avis has a contractual affiliation (such as AARP and Costco Wholesale). In 2013, we entered into an exclusive multi-year agreement with AARP that allows us to promote our Avis, Budget, Budget Truck and Payless brands to AARP’s base of more than 38 million members. In 2013, we also entered into a new multi-year agreement with Costco Travel to provide Costco Wholesale members in the United States with vehicle rentals and ancillary products from Avis and Budget. Avis maintains marketing relationships with other organizations such as American Express, MasterCard International and Sears, through which we are able to provide their customers with incentives to rent from Avis. Avis licensees also generally have the option to participate in these affiliations.

Additionally, we offer “Unlimited Budget,” a loyalty incentive program for travel agents, and the Budget Small Business Program, a program for small businesses that offers discounted rates, central billing options and rental credits to its members. Budget has contractual arrangements with American Express, MasterCard International and other organizations, which offer members incentives to rent from Budget.

In addition to participating in many of the marketing agreements discussed above, Budget Truck maintains certain truck-rental-specific marketing and/or co-location relationships, including those with Simply Self Storage, Sears and Extra Space Storage. We also have an exclusive agreement to advertise Budget Truck rental services in the Mover’s Guide, an official U.S. Postal Service change of address product.

Our Zipcar brand also partners with other active lifestyle brands that appeal to our Zipcar members and organize, sponsor or participate in charitable and community events with organizations important to us and our Zipcar members. Zipcar maintains relationships with universities to market to the “next generation consumer” that, upon graduation, may migrate to the major metropolitan areas that we serve, continue their relationship with us and advocate for broad sponsorship of Zipcar membership at their places of work. Through our Zipcar for Business program, we also offer reduced membership fees and weekday driving rates to employees of companies, federal agencies and local governments that sponsor the use of Zipcars.

LICENSING

We have licensees in approximately 165 countries throughout the world. Revenue derived from our vehicle rental licensees in 2014 totaled $136 million, with approximately $101 million in our International segment and $35 million in our Americas segment. Licensed locations are independently operated by our licensees and range from large operations at major airport locations and territories encompassing entire countries to relatively small operations in suburban locations. Our licensees generally maintain separate independently owned and operated fleets. Royalties generated from licensing provide us with a source of high-margin revenue because there are relatively limited additional fixed costs associated with fees paid by licensees to us. Locations operated by licensees represented approximately 53% of our Avis and Budget car rental locations worldwide and approximately 29% of total revenue generated by the Avis and Budget Systems in 2014. We facilitate one-way car rentals between Company-operated and licensed locations, which enables us to offer an integrated network of locations to our customers.

We generally enjoy good relationships with our licensees and meet regularly with them at regional, national and international meetings. Our relationships with our licensees are governed by license agreements that grant the licensee the right to operate independently operated Avis, Budget or Payless vehicle rental businesses in certain territories. Our license agreements generally provide our licensees with the exclusive right to operate in their assigned territory. These agreements impose obligations on the licensee regarding its operations and most agreements restrict the licensee’s ability to transfer its license agreement and capital stock. Licensees are generally required to adhere to our system standards for each brand as updated and supplemented by our policy bulletins, brand manuals and service program.

Our license agreements typically have terms ranging from five to 20 years. The royalty fees payable to us under our license agreements vary based upon brand and location and generally range between 2% to 8% of the licensee’s gross rental revenue. We maintain the right to monitor the operations of licensees and, when applicable, can declare a licensee to be in default under its license agreement. We perform audits as part of our program to assure licensee compliance with brand quality standards and contract provisions. Generally, we can terminate license agreements for certain defaults, including failure to pay royalties and failure to adhere to our operational standards. Upon termination of a license agreement, the licensee is prohibited from using our brand names and related marks in any business. In the United States, these license relationships constitute “franchises” under most federal and state laws regulating the offer and sale of franchises and the relationship of the parties to a franchise agreement.

OTHER REVENUE

In addition to revenue from our vehicle rentals and licensee royalties, we generate revenue from our customers through the sale and/or rental of optional ancillary products and services. Our employees offer products to customers that will enhance their rental experience, including collision and loss damage waivers, insurance products such as additional/supplemental liability insurance or personal accident/effects insurance, products for driving convenience such as portable GPS navigation units, optional roadside assistance services, fuel service options, electronic toll collection and other ancillary products and services, such as access to satellite radio and child safety seats. We also supplement our daily truck rental revenue by offering customers automobile towing equipment and other moving accessories such as hand trucks, furniture pads and moving supplies.

In 2014, approximately 5% of our revenue was generated by the sale of collision and loss damage waivers, under which we agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period if the customer has not breached the rental agreement. In addition, we receive payment from our customers for certain operating expenses we incur, including gasoline and vehicle licensing fees, as well as airport concession fees, that we pay in exchange for the right to operate at airports and other locations.

OUR TECHNOLOGIES

Car Rental

We use a broad range of technologies in our car rental operations, substantially all of which are linked to what we call Wizard, our worldwide reservation, rental, data processing and information management system. The Wizard system enables us to process millions of incoming customer inquiries each day, providing our customers with accurate and timely information about our locations, rental rates and vehicle availability, as well as the ability to place or modify reservations. Additionally, the Wizard system is linked to all major travel distribution networks worldwide and provides real-time processing for travel agents, travel industry partners (such as airlines and online travel sites), corporate travel departments and individual consumers through our websites or contact centers. The Wizard system also provides personal profile information to our reservation and rental agents to help us better serve our customers.

We also use data supplied from the Wizard system and airline (or ”third-party”) reservation systems in certain proprietary information management systems to maintain centralized control of major business processes such as fleet acquisition and logistics, sales to corporate accounts and determination of rental rates. The principal components of the systems we employ include:

•	Fleet planning model. We have a comprehensive decision tool to develop fleet plans and schedules for the acquisition and disposition of our fleet, along with fleet age, mix, mileage and cost reports based upon these plans and schedules. This tool allows management to monitor and change fleet volume and composition on a daily basis and to optimize our fleet plan based on estimated business levels and available repurchase and guaranteed depreciation programs. We also use third-party software to further optimize our fleet acquisition, rotation and disposition activities.

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Yield management. We have a yield management system which is designed to enhance profits by providing greater control of vehicle availability and rate availability changes at our rental locations. Our system monitors and forecasts supply and demand to support our efforts to optimize volume and rate at each location. Integrated into this yield management system is a fleet distribution module that takes into consideration the costs as well as the potential benefits associated with distributing vehicles to various rental locations within a geographic area to accommodate rental demand at these locations. The fleet distribution module makes specific recommendations for movement of vehicles between locations.

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Pricing decision support systems. Pricing in the vehicle rental industry is highly competitive and complex. To improve our ability to respond to rental rate changes in the marketplace, we have utilized sophisticated systems to gather and report competitive industry rental rate changes every day. Our systems, using data from third-party reservation systems as its source of information, automatically scan rate movements and report significant changes to our staff of pricing analysts for evaluation. These systems greatly enhance our ability to gather and respond to rate changes in the marketplace. In 2014, we began to implement an integrated pricing and fleet optimization tool that has allowed us to test and implement improved pricing strategies and optimization algorithms, as well as automate the implementation of certain price changes.

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Business mix model. We have developed a strategic planning model to evaluate discrete components of our business relative to each other. The model considers revenue and costs to determine the potential margin contribution of each discrete segment. The model develops business mix and fleet optimization recommendations by using data from our financial systems, the Wizard system and the fleet and revenue management systems along with management’s objectives and targets.

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Enterprise data warehouse. We have developed a sophisticated and comprehensive electronic data storage and retrieval system which retains information related to various aspects of our business. This data warehouse allows us to take advantage of comprehensive management reports and provides easy access to data for strategic decision making for our brands.

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Sales and marketing systems. We have developed a sophisticated system of online data tracking which enables our sales force to analyze key account information of our corporate customers including historical and current rental activity, revenue and booking sources, top renting locations, rate usage categories and customer satisfaction data. We use this information, which is updated weekly and captured on a country-by-country basis, to assess opportunities for revenue growth, profitability and improvement.

•	Campaign management. We have deployed tools that enable us to recognize customer segments and value, and to automatically present appropriate offers on our Avis and Budget websites.

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Interactive adjustments. We have developed a customer data system that allows us to easily retrieve pertinent customer information and make needed adjustments to completed rental transactions online for superior customer service. This data system links with our other accounting systems to handle any charge card transaction automatically.

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Interactive voice response system. We have developed an automated voice response system that enables the automated processing of customer reservation confirmations, cancellations, identification of rental locations, extension of existing rentals and requests for copies of rental receipts over the phone using speech recognition software.

Car Sharing

Our Zipcar car sharing technology was specifically designed and built for our car sharing business and has been continually refined and upgraded to optimize the Zipcar experience for our members. Our fully-integrated platform centralizes the management of our Zipcar reservations, member services, fleet operations and financial systems to optimize member experience, minimize costs and leverage efficiencies. Through this platform, we:

•	process new member applications;

•	manage reservations and keyless vehicle access;

•	manage and monitor member interactions;

•	manage billing and payment processing across multiple currencies;

•	manage our car sharing fleet remotely; and

•	monitor and analyze key metrics of each Zipcar such as utilization rate, mileage and maintenance requirements.
Each interaction between members and our Zipcars is captured in our system, across all communication channels, providing us with knowledge we use to improve our members’ experiences and better optimize our business processes. We have built and continue to innovate our technology platform in order to support growth and scalability.

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Reservation System Software. Our Zipcar reservation system processes membership applications and enables existing members to reserve Zipcars online, over the phone, using mobile applications on the iPhone or Android platforms, or through other web-enabled mobile devices. Through our reservation system, members have around-the-clock access to the complete, real-time inventory of Zipcars and can manage all necessary transactions online. Because all of our reservation and member services data is fed back into our centralized database, we are able to track and analyze aggregated member usage data to better allocate vehicles among locations and improve availability and convenience for our members.

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Fleet Administration System Software and Hardware. Managing a widely dispersed fleet of Zipcars requires a comprehensive suite of tools optimized for car sharing. Each Zipcar is equipped with a telematics control unit, including mobile data service, radio frequency identification card readers, wireless antennae, wiring harness, vehicle interface modules and transponders for toll systems. This hardware, together with internally developed embedded firmware and vehicle server software, allows us to authorize secure access to our Zipcars from our data centers and provides us with a comprehensive set of fleet management data that is stored in our centralized database.

OUR FLEET

We offer for rental a wide variety of vehicles, including luxury and specialty vehicles. Our fleet consists primarily of vehicles from the current and immediately preceding model year. We maintain a single fleet of vehicles for Avis and Budget in countries where we operate both brands. The substantial majority of Zipcar’s fleet is dedicated to use by Zipcar, but we have developed processes to share vehicles between the Avis/Budget fleet and Zipcar’s fleet primarily to help meet Zipcar’s demand peaks. We maintain a diverse car rental fleet, in which no vehicle manufacturer represented more than 21% of our 2014 fleet purchases, and we regularly adjust our fleet levels to be consistent with demand. We participate in a variety of vehicle purchase programs with major vehicle manufacturers. In 2014, we purchased vehicles from Audi, BMW, Chrysler, Fiat, Ford, General Motors, Honda, Hyundai, Kia, Mazda, Mercedes, Mitsubishi, Nissan, Peugeot, Porsche, Renault, Subaru, Toyota and Volkswagen, among others. During 2014, approximately 21%, 16% and 11% of the cars acquired for our car rental fleet were manufactured by Ford, General Motors and Chrysler, respectively.

Fleet costs represented approximately 25% of our aggregate expenses in 2014. Fleet costs can vary from year to year based on the prices at which we are able to purchase and dispose of rental vehicles.

In 2014, on average, approximately 42% of our rental car fleet was comprised of vehicles subject to agreements requiring automobile manufacturers to repurchase vehicles at a specified price during a specified time period or guarantee our rate of depreciation on the vehicles during a specified period of time, or were vehicles subject to operating leases. We refer to cars subject to these agreements as “program” cars and cars not subject to these agreements as “risk” cars because we retain the risk associated with such cars’ residual values at the time of their disposition. Such agreements typically require that we pay more for program cars and maintain them in our fleet for a minimum number of months (typically four to eleven months) and impose certain return conditions, including car condition and mileage requirements. When we return program cars to the manufacturer, we receive the price guaranteed at the time of purchase and are thus protected from fluctuations in the prices of previously-owned vehicles in the wholesale market. In 2014, approximately 60% of the vehicles we disposed of were sold pursuant to repurchase or guaranteed depreciation programs. The future percentages of program and risk cars in our fleet will depend on several factors, including our expectations for future used car prices, our seasonal needs and the availability and attractiveness of manufacturers’ repurchase and guaranteed depreciation programs. The Company has agreed to purchase approximately $6.7 billion of vehicles from manufacturers over the next twelve months.

We dispose of our risk cars largely through automobile auctions, including auctions that enable dealers to purchase vehicles online more quickly than through traditional auctions, as well as through direct-to-dealer sales. In 2014, we also expanded the number of states that can participate in our Ultimate Test Drive retail car sales program, which offers customers the ability to purchase Avis, Budget and Payless rental vehicles through a collaboration with AutoNation, Inc. Alternative disposition channels such as Ultimate Test Drive, online auctions and direct to dealer sales represented approximately 30% of our risk vehicle dispositions in the Americas in 2014, an increase of approximately 45% over 2013, and provide us with per-vehicle cost savings over fees typically paid to auctions.

For 2014, our average monthly vehicle rental fleet size (including U.S. rental trucks) ranged from a low of approximately 457,000 vehicles in January to a high of approximately 639,000 vehicles in July. Our average monthly car rental fleet size typically peaks in the summer months. Average fleet utilization for 2014, which is based on the number of rental days (or portion thereof) that vehicles are rented compared to the total amount of time that vehicles are available for rent, ranged from 68% in May to 76% in August. Our calculation of utilization may not be comparable to other companies’ calculation of similarly titled statistics. We have also taken actions to realize fleet utilization benefits and savings by combining a portion of our car rental and car sharing fleets at times to reduce the number of unutilized Zipcars during the week and to better satisfy Zipcar’s unmet weekend demand.

We place a strong emphasis on vehicle maintenance for customer safety and customer satisfaction reasons, and because quick and proper repairs are critical to fleet utilization. To accomplish this task we employ a fully-certified National Institute for Automotive Service Excellence technician instructor and have developed a specialized training program for our technicians. Our technician training department prepares its own technical service bulletins that can be retrieved electronically at our repair locations. In addition, the volume of manufacturer recalls increased significantly in 2014, and we have implemented processes to promptly address manufacturer recalls as part of our maintenance and repair efforts.

CUSTOMER SERVICE

We believe our commitment to delivering a consistently high level of customer service across all of our brands is a critical element of our success and strategy. Our Customer Led, Service Driven™ program focuses on improving the overall customer experience based on our research of customer service practices, improved customer insights, executing our customer relationship management strategy and delivering customer-centric employee training.

Our associates and managers at our Company-operated locations are trained and empowered to resolve most customer issues at the location level. In addition, we have simplified our rental agreements for both the Avis and Budget brands to make them easier for our customers to read and understand. We also continuously track customer-satisfaction levels by sending location-specific surveys to recent customers and utilize detailed reports and tracking to assess and identify ways that we can improve our customer service delivery and the overall customer experience. In 2014, we received feedback from more than 1 million customers. Our location-specific surveys ask customers to evaluate their overall satisfaction with their rental experience, among other things. Results are analyzed in aggregate and by location to help further enhance our service levels to our customers.

EMPLOYEES

As of December 31, 2014, we employed approximately 30,000 people worldwide, of whom approximately 7,500 were employed on a part-time basis. Of our approximately 30,000 employees, approximately 21,000 were employed in our Americas segment and 9,000 in our International segment.

In our Americas segment, the majority of our employees are at-will employees and, therefore, not subject to any type of employment contract or agreement. Certain of our executive officers may be employed under employment contracts that specify a term of employment and specify pay and other benefits. In our International segment, we enter into employment contracts and agreements in those countries in which such relationships are mandatory or customary. The provisions of these agreements correspond in each case with the required or customary terms in the subject jurisdiction. Many of our employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions.

As of December 31, 2014, approximately 30% of our employees were covered by collective bargaining agreements with various labor unions. We believe our employee relations are satisfactory. We have never experienced a large-scale work stoppage.

AIRPORT CONCESSION AGREEMENTS

We generally operate our vehicle rental and car sharing services at airports under concession agreements with airport authorities, pursuant to which we typically make airport concession payments and/or lease payments. In general, concession fees for on-airport locations are based on a percentage of total commissionable revenue (as defined by each airport authority), subject to minimum annual guaranteed amounts. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. Our concession agreements with the various airport authorities generally impose certain minimum operating requirements, provide for relocation in the event of future construction and provide for abatement of the minimum annual guarantee in the event of extended low passenger volume.

OTHER BUSINESS CONSIDERATIONS

SEASONALITY

Our car rental business is subject to seasonal variations in customer demand patterns, with the spring and summer vacation periods representing our peak seasons. We vary our fleet size over the course of the year to help manage any seasonal variations in demand, as well as localized changes in demand.

COMPETITION

The competitive environment for the vehicle rental industry is generally characterized by intense price and service competition among global, local and regional competitors. Competition in our vehicle rental operations is based primarily upon price, customer service quality, including usability of booking systems and ease of rental and return, vehicle availability, reliability, rental locations, product innovation and national or international distribution. In addition, competition is also influenced strongly by advertising, marketing and brand reputation.

The use of technology has increased pricing transparency among vehicle rental companies by enabling cost-conscious customers to more easily compare on the Internet and their mobile devices the rental rates available from various vehicle rental companies for any given rental. This transparency has further increased the prevalence and intensity of price competition in the industry.

Our vehicle rental and car sharing operations compete primarily with Enterprise Holdings, Inc., which operates the Enterprise, National and Alamo car rental brands; Europcar Group; Hertz Global Holdings, Inc., which operates the Hertz, Dollar and Thrifty brands; and Sixt AG. We also compete with smaller regional vehicle rental and car sharing companies, as well as truck rental companies such as U-Haul International, Inc., Penske Truck Leasing Corporation and Ryder Systems, Inc.

INSURANCE AND RISK MANAGEMENT

Our vehicle rental operations and corporate operations expose us to various types of claims for bodily injury, death and property damage related to the use of our vehicles and/or properties, as well as general employment-related matters stemming from our operations. We generally assume the risk of liability to third parties arising from vehicle rental and car sharing services in the United States, Canada, Puerto Rico and the U.S. Virgin Islands, in accordance with the minimum financial responsibility requirements (“MFRs”) and primacy of coverage laws of the relevant jurisdiction. In certain cases, we assume liability above applicable MFRs, but to no more than $1 million per occurrence, other than in cases involving a negligent act on the part of the Company, for which we purchase insurance coverage for exposures beyond retained amounts from a combination of unaffiliated excess insurers.

In Europe, we insure the risk of liability to third parties arising from vehicle rental and car sharing services in accordance with local regulatory requirements through a combination of insurance policies provided by unaffiliated insurers and through reinsurance. We may retain a portion of the insured risk of liability, including reinsuring certain risks through our captive insurance subsidiary AEGIS Motor Insurance Limited. We limit our retained risk of liability through the unaffiliated insurers. We insure the risk of liability to third parties in Argentina, Australia and New Zealand through a combination of unaffiliated insurers and one of our affiliates. These insurers provide insurance coverage supplemental to minimum local requirements.

We offer our U.S. customers a range of optional insurance products and coverages such as supplemental liability insurance, personal accident insurance, personal effects protection, automobile towing protection and cargo insurance, which create additional risk exposure for us. When a customer elects to purchase supplemental liability insurance or other optional insurance related products, we typically retain economic exposure to loss, since the insurance is provided by an unaffiliated insurer that is reinsuring its exposure through our captive insurance subsidiary, Constellation Reinsurance Co., Ltd. Additional personal accident insurance offered to our customers in Europe is underwritten by a third-party insurer, and reinsured by our Avis Budget Europe International Reinsurance Limited subsidiary. We also maintain excess insurance coverage through unaffiliated carriers to help mitigate our potential exposure to large liability losses. We otherwise bear these and other risks, except to the extent that the risks are transferred through insurance or contractual arrangements.

OUR INTELLECTUAL PROPERTY

We rely primarily on a combination of trademark, trade secret and copyright laws, as well as contractual provisions with employees and third parties, to establish and protect our intellectual property rights. The service marks “Avis,” “Budget,” and “Zipcar” and related marks or designs incorporating such terms and related logos and marks such as “We try harder,” and “wheels when you want them” are material to our vehicle rental and car sharing businesses. Our subsidiaries and licensees actively use these marks. All of the material marks used by Avis, Budget and Zipcar are registered (or have applications pending for registration) with the United States Patent and Trademark Office as well as in foreign jurisdictions. Our subsidiaries own the marks and other intellectual property, including the Wizard system, used in our business. We also own trademarks and logos related to the “Apex Car Rentals” brand in Australia and New Zealand and related to the “Payless Car Rental” brand in the United States and several other countries.

CORPORATE SOCIAL RESPONSIBILITY

The Company strives to maintain best practices in corporate social responsibility, which includes an emphasis on the several key initiatives, including a global ethics program for all employees worldwide; data protection guidelines aimed at protecting Company and customer data; a competitive employee benefits program; commitments to equal employment opportunities and diversity; offering fuel-efficient rental vehicles; and a commitment to corporate philanthropy through which we give back to the communities in which we operate.

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Ethical Standards. We seek to hold our employees to high ethical standards. We place great emphasis on professional conduct, safety and security, information protection and integrity. Our employees are required to follow our Code of Conduct and Business Principles. Our Code of Conduct represents the core of our business philosophy and values and covers numerous areas, including standards of work-related behavior; security of information, systems and other assets; conflicts of interest; securities laws; and community service. We provide employees with training to help understand both our Code of Conduct and how to interpret it in various situations. Failure to comply with our Code of Conduct is grounds for disciplinary action, up to and including termination of employment.

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Data Protection. We are committed to taking appropriate measures to properly secure information, records, systems and property. Employees are trained to take particular precautions to protect the Company, our employees, vendors and customers, and, in many cases, themselves, from the unlawful or inappropriate use or disclosure of that information.

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Employee Benefits Programs. Our employees are critical to our success. To ensure their well-being and professional growth we generally offer a competitive salary plus incentive compensation potential and comprehensive benefits. In addition, we offer health and welfare benefits that may include a range of training, employee assistance and personal development programs to help employees and their families prosper. Our employee benefits programs are all offered and administered in compliance with applicable local law.

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Equal Opportunity Employment. We are committed to providing equal employment opportunity to all applicants and employees without regard to race, color, religion, sex, sexual orientation, age, marital status, national origin, citizenship, physical or mental disability, military veteran status, or any other protected classification under any applicable law. In addition, the Company will reasonably accommodate known disabilities and religious beliefs of employees and qualified applicants.

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Diversity. As a growing global organization, the Company is proud of the diversity of its workforce. We strive to attract and retain talented and diverse people throughout our organization. We engage in several initiatives to support diversity throughout our Company, including programs specifically designed to develop female leaders in our organization and our commitment to assisting current and former military personnel. The Company also maintains an industry-leading supplier diversity program to promote the growth and development of suppliers who are disadvantaged, minority-owned or women-owned business enterprises.

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Environment. The Company has taken numerous steps to minimize its environmental impact; including contracting with licensed vendors to recycle used motor oil, oil filters, parts and brake cleaner fluids. Car washes installed at our facilities typically recycle and reuse at least 80 percent of their wastewater. Many of our model-year 2013, 2014 and 2015 vehicles are SmartWay Certified by the United States Environmental Protection Agency as “green” vehicles. Our rental fleet also includes gasoline/electric hybrid vehicles which offer outstanding fuel efficiency and reduced emissions.

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Philanthropy. The Company is committed to supporting the communities in which it operates by working with nonprofit organizations focused on assisting those in need. Through relationships with widely-recognized charitable groups and outreach through the Avis Budget Group Charitable Foundation and employee volunteer teams, the Company and its employees contribute to many worthwhile organizations and deserving causes that help improve our communities.

REGULATION

We are subject to a wide variety of laws and regulations in the United States and internationally, including those relating to, among others, consumer protection, insurance products and rates, franchising law, customer privacy and data protection, competition, environmental matters, taxes, automobile-related liability, corruption, labor and employment matters, cost and fee recovery, the protection of our trademarks and other intellectual property, and local ownership or investment requirements. Additional information about the regulations that we are subject to can be found in Item 1A - Risk Factors in our 2014 Annual Report on Form 10-K.

COMPANY INFORMATION

Our principal executive office is located at 6 Sylvan Way, Parsippany, New Jersey 07054 (our telephone number is 973-496-4700). The Company files electronically with the Securities and Exchange Commission (the “SEC”) required reports on Form 8-K, Form 10-Q, Form 10-K and Form 11-K; proxy materials; ownership reports for insiders as required by Section 16 of the Securities Exchange Act of 1934; registration statements and other forms or reports as required. Certain of the Company’s officers and directors also file statements of changes in beneficial ownership on Form 4 with the SEC. The public may read and copy any materials that the Company has filed with the SEC at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. Such materials may also be accessed electronically on the SEC’s Internet site (sec.gov). The Company maintains a website (avisbudgetgroup.com) and copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports, proxy materials and any amendments to these reports filed or furnished with the SEC are available free of charge in the Investor Relations section of our website, as soon as reasonably practicable after filing with the SEC. Copies of our board committee charters, Codes of Conduct and Ethics, Corporate Governance Guidelines and other corporate governance information are also available on our website. If the Company should decide to amend any of its board committee charters, Codes of Conduct and Ethics or other corporate governance documents, copies of such amendments will be made available to the public through the Company’s website. The information contained on the Company’s website is not included in, or incorporated by reference into, this Current Report on Form 8-K.